Personal Guaranty

June, 12, 2019

I Dr. Naveen Doki, residing at 4902 Finchem Ct, Fairfax, VA 22030 hereby personally guarantee to Maslow Media Group Inc., a calendar year 2019 reimbursement of a minimum of $3 million dollars ($3,000,000) of an estimated $3.4 million ($3,400,000) obligation that Vivos Holdings, LLC has incurred with Maslow Media Group, Inc.

This reimbursement may be in the form of cash, company stock or other business assets, or combination thereof, that is agreeable to Maslow Media’s CEO and CFO.

It is understood that this guaranty shall be a continuing irrevocable guaranty, and indemnity for such indebtedness of the company. I hereby waive notice of default, nonpayment and notice thereof and consent to a modification or renewal of the credit agreement hereby guaranteed.

Signature	/s/ Naveen Doki	Date 6/12/19
Dr. Naveen Doki

Witness Signature	/s/ Shirisha Janumpally	Date 6/12/19
Print Witness Name	Shirisha Janumpally

Date	6/12/19